UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 7, 2008
Date of Report (Date of earliest event reported)

THE GREAT ATLANTIC & PACIFIC
TEA COMPANY, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-4141 (Commission file number)	13-1890974 (I.R.S. Employer Identification No.)
Two Paragon Drive
Montvale, New Jersey 07645
(Address of principal executive offices)
(201) 573-9700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES
EXHIBIT INDEX
EX-99.1: PRESS RELEASE

Item 1.01	Entry into a Material Definitive Agreement
     On March 7, 2008 the Company entered into a definitive agreement with C&S Wholesale Grocers, Inc. (“C&S”) whereby C&S will provide warehousing, logistics, procurement and purchasing services (the “Services”) in support of the Company’s entire supply chain. This agreement replaces and supersedes three (3) separate wholesale supply agreements under which the parties have been operating. The term of the agreement is ten and one-half (10-1/2) years, which includes a six-month “ramp-up” period during which the parties will transition to the new contractual terms and conditions. The agreement provides that the actual costs of performing the services shall be reimbursed to C&S on an “open-book” or “cost-plus” basis, whereby the parties will negotiate annual budgets that will be reconciled against actual costs on a periodic basis. The parties will also annually negotiate services specifications and performance standards that will govern warehouse operations. The agreement defines the parties’ respective responsibilities for the procurement and purchase of merchandise intended for use or resale at the Company’s stores, as well as the parties’ respective remuneration for warehousing and procurement/purchasing activities. In consideration for the services it provides under the agreement, C&S will be paid an annual fee and will have incentive income opportunities based upon A&P’s cost savings and increases in retail sales volume.
     On March 10, 2008, the Company issued a press release relating to its new agreement with C&S, a copy of which is attached hereto and made a part hereof.
(c) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press Release dated March 10, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 12, 2008

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
By:	/s/ Allan Richards
Allan Richards, Senior Vice
President, Human Resources, Labor Relations, Legal Services & Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 10, 2008